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                                                                    EXHIBIT 99.2



        DYNACQ ANNOUNCES STOCK SPLIT EFFECTED AS A 100% STOCK DIVIDEND

HOUSTON, TX-(BW HealthWire)--2/27/2001--Dynacq International, Inc. (NASDAQ:DYII) board of directors today approved a stock split effected as a 100% stock dividend on all issued common shares, whether outstanding or not, including its treasury shares, held of record as of March 12, 2001. This action follows the reported record setting earnings for fiscal 1999-2000.

   Mr. Chiu M. Chan, President and CEO of Dynacq, stated, "We are very excited by the tremendous success of the company. We have carefully planned our growth, and acquire only entities, like Piney Point, which are accretive to our bottom line. We believe this approach to be in the best interest of our company and its stockholders. The 100 % stock dividend is a reward to our shareholders in appreciation of their trust and support. We are especially grateful to those dedicated employees shareholders who have brought great success to the company and made this event possible. We offer this as a demonstration of our intent to strengthen our commitment to increase stock value and encourage wider distribution of Dynacq stock."

   Shareholders of record will receive their stock dividend certificate after March 16, 2001. NASDAQ trading ex-dividend date will be March 19, 2001 and Dynacq's trading symbol remains the same as "DYII".

   Dynacq International, Inc. operates high-quality and efficient, community-based, one-stop healthcare centers designed to meet the needs of physicians and their patients.

   Dynacq International, Inc. was recognized last year by the Houston Chronicle Newspaper as one of the top ten fastest-growing public companies in Houston. Wallstreet.com has recognized the company as being in the top 15% fastest-growing public companies in the country.

   Certain statements in this release are forward-looking. Although the company believes its expectations to be based on reasonable assumptions within the bounds of knowledge of its business and operations, there can be no assurance that actual operating results will not differ materially from these expectations. Please refer to the reports filed by the company with the Securities and Exchange Commission for a review of factors that may cause operating results to differ.

Contact: Dynacq International, Inc.
         Philip Chan  (713)673-6432